EXHIBIT 10.01
$325,000,000
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
October 24, 2008
among
MARTIN MARIETTA MATERIALS, INC.,
The LENDERS Listed Herein,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
and
BANK OF AMERICA, N.A.,
BRANCH BANKING AND TRUST COMPANY,
WACHOVIA BANK, NATIONAL ASSOCIATION
and
WELLS FARGO BANK, N.A.,
as Co-Syndication Agents

J.P. Morgan Securities Inc.,
Lead Arranger and Sole Bookrunner

COMMITMENT SCHEDULE

SCHEDULE I	–	Pricing
SCHEDULE 5.11(c)	–	Investments
SCHEDULE 5.11(d)	–	Related Businesses

EXHIBIT A	–	Note
EXHIBIT B	–	Competitive Bid Quote Request
EXHIBIT C	–	Invitation for Competitive Bid Quotes
EXHIBIT D	–	Competitive Bid Quote
EXHIBIT E	–	[Reserved]
EXHIBIT F	–	[Reserved]
EXHIBIT G	–	Assignment and Assumption Agreement
EXHIBIT H	–	Compliance Certificate
EXHIBIT I	–	Extension Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
AGREEMENT dated as of October 24, 2008 among MARTIN MARIETTA MATERIALS, INC., the LENDERS listed on the signature pages hereof and JPMORGAN CHASE BANK, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., BRANCH BANKING AND TRUST COMPANY, WACHOVIA BANK, NATIONAL ASSOCIATION and WELLS FARGO BANK, N.A., as Co-Syndication Agents.
W I T N E S S E T H :
     WHEREAS, the parties hereto have heretofore entered into a Five-Year Credit Agreement dated as of June 30, 2005 (the “Original Agreement”) and an amendment and restatement thereof dated as of April 10, 2008 (the “Existing Agreement”);
     WHEREAS, the parties hereto desire to amend the Existing Agreement as set forth herein and to restate the Existing Agreement in its entirety to read as set forth below;
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.01. Definitions. The following terms, as used herein and in any Exhibit or Schedule hereto, have the following meanings:
     “Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Absolute Rates pursuant to Section 2.03.
     “Additional Lender” has the meaning set forth in Section 2.17(b).
     “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative Agent for the Lenders hereunder, and its successors in such capacity.
     “Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent with a copy to the Borrower duly completed by such Lender.

     “Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”) or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agents” means the Administrative Agent and the Co-Syndication Agents.
     “Agreement” means the Existing Agreement, as amended by this Amended Agreement, and as the same may be further amended from time to time after the date hereof.
     “Amended Agreement” means this Second Amended and Restated Credit Agreement dated as of October 24, 2008.
     “Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office.
     “Assignee” has the meaning set forth in Section 9.08(c).
     “Assignment and Assumption Agreement” means an agreement, substantially in the form of Exhibit G hereto, under which an interest of a Lender hereunder is transferred to an Assignee pursuant to Section 9.08(c) hereof.
     “Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (c) the London Interbank Offered Rate for a one month Interest Period on such day (or if such day is not a Euro-Dollar Business Day, the immediately preceding Euro-Dollar Business Day) plus 1%, provided that for the avoidance of doubt, such London Interbank Offered Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 A.M., London time, on such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.
     “Base Rate Loan” means a Committed Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Section 2.16(c)(ii) or Article 8.

     “Borrower” means Martin Marietta Materials, Inc., a North Carolina corporation.
     “Borrower’s Latest Form 10-Q” means the Borrower’s quarterly report on Form 10-Q for the quarter ended June 30, 2008, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
     “Change in Law” means, for purposes of Section 8.01 and Section 8.03, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency.
     “Commitment” means (i) with respect to each Lender listed on the Commitment Schedule, the amount set forth opposite the name of such Lender on the Commitment Schedule and (ii) with respect to each Additional Lender or Assignee which becomes a Lender pursuant to Section 2.17 or 9.08(c), the amount of the Commitment thereby assumed by it, in each case as such amount may be changed from time to time pursuant to Section 2.09, 2.17 or 9.08(c).
     “Commitment Schedule” means the Commitment Schedule attached hereto.
     “Committed Loan” means a loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term Committed Loan shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
     “Competitive Bid Absolute Rate” has the meaning set forth in Section 2.03(d).
     “Competitive Bid Absolute Rate Loan” means a loan to be made by a Lender pursuant to an Absolute Rate Auction.
     “Competitive Bid Lending Office” means, as to each Lender, its Domestic Lending Office or such other office, branch or affiliate of such Lender as it may hereafter designate as its Competitive Bid Lending Office by notice to the Borrower and the Administrative Agent; provided that any Lender may from time to time by notice to the Borrower and the Administrative Agent designate separate Competitive Bid Lending Offices for its Competitive Bid LIBOR Loans, on the one hand, and its Competitive Bid Absolute Rate Loans, on the other hand, in which case all references herein to the Competitive Bid Lending Office of such Lender shall be deemed to refer to either or both of such offices, as the context may require.

     “Competitive Bid LIBOR Loan” means a loan to be made by a Lender pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.03).
     “Competitive Bid Loan” means a Competitive Bid LIBOR Loan or a Competitive Bid Absolute Rate Loan.
     “Competitive Bid Margin” has the meaning set forth in Section 2.03(d)(ii)(C).
     “Competitive Bid Quote” means an offer by a Lender, in substantially the form of Exhibit D hereto, to make a Competitive Bid Loan in accordance with Section 2.03.
     “Competitive Bid Quote Request” means the notice, in substantially the form of Exhibit B hereto, to be delivered by the Borrower in accordance with Section 2.03 in requesting Competitive Bid Quotes.
     “Consolidated Debt” means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.
     “Consolidated EBITDA” means, for any period, net income (or net loss) (before discontinued operations) plus the sum of (a) consolidated interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) depletion expense, (f) stock based compensation expense and (g) any non-cash losses or expenses from any unusual, extraordinary or otherwise non-recurring items as reasonably determined by the Borrower, and minus (x) consolidated interest income and (y) the sum of the amounts for such period of any income tax benefits and any income or gains from any unusual, extraordinary or otherwise non-recurring items as reasonably determined by the Borrower, in each case determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP and in the case of items (a) through (g) and items (x) and (y), to the extent such amounts were included in the calculation of net income. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary shall have made an acquisition or a disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition, as the case may be, occurred on the first day of such period.
     “Consolidated Net Worth” means at any date the consolidated shareholders’ equity of the Borrower and its Consolidated Subsidiaries which would be reported on the consolidated balance sheet of the Borrower as total shareholders’ equity, determined as of such date.

     “Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with the Borrower in its consolidated financial statements if such statements were prepared as of such date.
     “Co-Syndication Agents” means Bank of America, N.A., Branch Banking and Trust Company, Wachovia Bank, National Association and Wells Fargo Bank, N.A., and “Co-Syndication Agent” means any of them, in their capacity as co-syndication agents in respect of this Agreement.
     “Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the sum of the aggregate principal amount of its Loans at such time plus its Letter of Credit Liabilities at such time.
     “Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance, bank guarantee or similar instrument which remain unpaid for two Business Days, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person provided that the amount of such Debt which is not otherwise an obligation of such Person shall be deemed to be the fair market value of such asset and (vii) all Debt of others guaranteed by such Person.
     “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.
     “Dollars” or “$” means lawful currency of the United States.

     “Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.
     “Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.
     “Effective Date” means the date this Amended Agreement becomes effective in accordance with Section 3.01.
     “Eligible Institution” means any commercial bank having total assets in excess of $3,000,000,000 (or the equivalent amount in the local currency of such bank) as determined by the Administrative Agent based on its most recent publicly available financial statements of such bank.
     “Environmental Laws” means any and all applicable federal, state and local statutes, regulations, ordinances, rules, administrative orders, consent decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous substances, or hazardous wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances, or hazardous wastes.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.
     “ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 4001(a)(14) of ERISA.
     “Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.
     “Euro-Dollar Loan” means any Committed Loan in respect of which interest is to be computed on the basis of a Euro-Dollar Rate.
     “Euro-Dollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

     “Euro-Dollar Margin” means the percentage determined in accordance with the Pricing Schedule.
     “Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.07(b) on the basis of an London Interbank Offered Rate.
     “Event of Default” has the meaning set forth in Section 6.01.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Agreement” has the meaning set forth in the recitals hereto.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
     “Fixed Rate Loans” means Euro-Dollar Loans or Competitive Bid Loans (excluding Competitive Bid LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.03) or both.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Group of Loans” means at any time a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans having the same Interest Period at such time, provided that, if a Committed Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

     “Interest Period” means:
     (1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:
     (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day; and
     (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the further proviso below, end on the last Euro-Dollar Business Day of a calendar month;
     (2) with respect to each Competitive Bid LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.03; provided that:
     (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day; and
     (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the further proviso below, end on the last Euro-Dollar Business Day of a calendar month;
     (3) with respect to each Competitive Bid Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than seven days) as the Borrower may elect in accordance with Section 2.03; provided that any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and
provided further that any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
     “Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, guarantee, time deposit or otherwise (but not including any demand deposit).
     “Invitation for Competitive Bid Quotes” means the notice substantially in the form of Exhibit C hereto to the Lenders in connection with the solicitation by the Borrower of Competitive Bid Quotes.
     “Issuing Lender” means JPMorgan Chase Bank, N.A. and any other Lender that may agree to issue letters of credit hereunder pursuant to an instrument in form satisfactory to the Borrower, such Lender and the Administrative Agent, in each case in its capacity as issuer of a Letter of Credit hereunder. An Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such affiliate with respect to Letters of Credit issued by such affiliate.
     “Lender” means (i) each Person listed as a Lender on the signature pages hereof, (ii) each Additional Lender or Assignee that becomes a Lender pursuant to either Section 2.17 or Section 9.08(c), and (iii) their respective successors.
     “Letter of Credit” means a letter of credit to be issued hereunder by the Issuing Lender in accordance with Section 2.16.
     “Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s ratable participation in the sum of (x) the amounts then owing by the Borrower in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.
     “Letter of Credit Termination Date” means the tenth day preceding the Termination Date.
     “Leverage Ratio” means, at any date, the ratio of (a) Consolidated Debt at such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.

     “LIBOR Auction” means a solicitation of Competitive Bid Quotes setting forth the Competitive Bid Margins based on the London Interbank Offered Rate pursuant to Section 2.03.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
     “Loan” and “Loans” mean and include each and every loan made by a Lender under this Agreement.
     “London Interbank Offered Rate” has the meaning set forth in Section 2.07(b).
     “Material Adverse Effect” means a material adverse effect on (a) the ability of the Borrower to perform its obligations under this Agreement or any of the Notes, (b) the validity or enforceability of this Agreement or any of the Notes, (c) the rights and remedies of any Lender or the Administrative Agent under this Agreement or any of the Notes, or (d) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.
     “Material Debt” means Debt (other than the Loans) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $50,000,000.
     “Material Financial Obligations” means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Restricted Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $50,000,000.
     “Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.
     “Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions.
     “Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

     “Notice of Borrowing” means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Competitive Bid Borrowing (as defined in Section 2.03(f).
     “Notice of Interest Rate Election” has the meaning set forth in Section 2.13.
     “Notice of Issuance” has the meaning set forth in Section 2.16(b).
     “Officer’s Certificate” means a certificate signed by an officer of the Borrower.
     “Other Taxes” has the meaning set forth in Section 8.04.
     “Outstanding Committed Amount” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of Committed Loans made by it which are outstanding at such time plus (ii) the aggregate amount of its Letter of Credit Liabilities at such time.
     “Parent” means, with respect to any Lender, any Person controlling such Lender.
     “Participant” has the meaning set forth in Section 9.08(b).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Person” means any individual, firm, company, corporation, joint venture, joint-stock company, limited liability company or partnership, trust, unincorporated organization, government or state entity, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.
     “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group.
     “Pricing Schedule” means the Schedule attached hereto identified as such.
     “Prime Rate” means the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York City from time to time as its Prime Rate.
     “Principal Property” means, at any time, any manufacturing facility that is located in the United States, is owned by the Borrower or any of its Subsidiaries, and has a book value, net of any depreciation or amortization, pursuant to the then most recently delivered financial statements, in excess of 2.5% of the consolidated total assets of the Borrower and its Consolidated Subsidiaries, taken as a whole.
     “Quarterly Date” means the last day of March, June, September and December in each year, commencing June 30, 2008.
     “Reference Banks” means the principal London offices of Wachovia Bank, N.A., Bank of America, N.A. and JPMorgan Chase Bank, N.A. “Reference Bank” means any one of such Reference Banks.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Reimbursement Obligation” has the meaning set forth in Section 2.16(c).
     “Required Lenders” means at any time Lenders with more than 50% of the aggregate amount of the Credit Exposures at such time.
     “Restricted Subsidiary” means (x) any Significant Subsidiary, (y) any Subsidiary that has substantially all of its property located in the United States and that owns a Principal Property and (z) other Subsidiaries from time to time designated, by the Borrower by notice to the Administrative Agent, as Restricted Subsidiaries as necessary such that at all times, based on the most recent financial statements delivered pursuant hereto, at the end of any fiscal quarter the book value of the aggregate total assets, net of depreciation and amortization and after intercompany eliminations, of the Borrower and all of its Restricted Subsidiaries is not less than 85% of the consolidated total assets, net of depreciation and amortization and after intercompany eliminations, of the Borrower and its Consolidated Subsidiaries, taken as a whole.
     “Retiring Lender” has the meaning set forth in Section 9.01(a).
     “Revolving Credit Period” means the period from and including the Effective Date to but not including the Termination Date.
     “Significant Subsidiary” means a Subsidiary with a book value of total assets, net of depreciation and amortization and after intercompany eliminations, equal to or greater than 5% of the consolidated total assets of the Borrower and its Consolidated Subsidiaries, taken as a whole.
     “Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

     “Taxes” has the meaning set forth in Section 8.04.
     “Temporary Cash Investment” means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor’s (a division of The McGraw-Hill Companies, Inc.) and P-1 by Moody’s Investors Service, Inc., (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $1,000,000,000, (iv) obligations of a municipality or its agency that are supported by a letter of credit from an office of a bank or trust company meeting the criteria set forth in clause (iii) above provided the holder of such obligations may compel the repurchase or resale of such obligations within a one month period or (v) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided in each case that such Investment matures within one year from the date of acquisition thereof by the Borrower or a Subsidiary.
     “Termination Date” means (i) June 6, 2012, or (ii) such later day to which the Termination Date may be extended pursuant to Section 2.01(d), but if such day is not a Euro-Dollar Business Day, then the Termination Date shall be the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Euro-Dollar Business Day.
     “Total Commitments” means, at the time for any determination thereof, the aggregate of the Commitments of the Lenders.
     “Total Outstanding Amount” means, at any time, the aggregate principal amount of all Loans outstanding at such time plus the aggregate amount of the Letter of Credit Liabilities of all Lenders at such time.
     “Transferee” has the meaning set forth in Section 9.08(e).
     “United States” means the United States of America, including the States and the District of Columbia, but excluding the Commonwealths, territories and possessions of the United States.
     “Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or an appointed trustee under Title IV of ERISA.

     Section 1.02. Accounting Terms and Determinations. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant contained in Article 5 to eliminate the effect of any change after the date hereof in generally accepted accounting principles (which, for purposes of this proviso shall include the generally accepted application or interpretation thereof) on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any such covenant for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles is adopted by the Borrower, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
     Section 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Fixed Rate Borrowing” is a Euro-Dollar Borrowing or a Competitive Bid Borrowing (excluding any such Borrowing consisting of Competitive Bid LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.03), and a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01 in which all Lenders participate in proportion to their Commitments, while a “Competitive Bid Borrowing” is a Borrowing under Section 2.03 in which the Lender participants are determined on the basis of their bids in accordance therewith).
ARTICLE 2
The Loans
     Section 2.01. Commitments to Lend; Extensions. (a) Commitments. During the Revolving Credit Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time in amounts such that (i) such Lender’s

Outstanding Committed Amount shall not exceed its Commitment and (ii) the Total Outstanding Amount shall not exceed the Total Commitments.
     (b) Revolving Commitments;Borrowing Multiples. Within the foregoing limits, the Borrower may borrow under this Section, prepay Loans to the extent permitted by Section 2.09 and reborrow at any time during the Revolving Credit Period under this Section. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02) and shall be made from the several Lenders ratably in proportion to their respective Commitments.
     (c) Extensions. The Termination Date may be extended in the manner set forth in this subsection (c) for a period of one year from the Termination Date then in effect provided that (i) no Default or Event of Default shall have occurred and be continuing; and (ii) the representations and warranties contained in this Agreement are true and correct as of the effective date of such extension. If the Borrower wishes to request an extension of the Termination Date, the Borrower shall give written notice to that effect to the Administrative Agent not less than 45 nor more than 60 days prior to each anniversary of the Effective Date, whereupon the Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its sole and absolute discretion, within 15 days of such notice to the Administrative Agent. Any Lender not responding to such request within such time period shall be deemed to have responded negatively to such request and only the Commitments of those Lenders which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit I hereto (the “Extension Agreement”) duly completed and signed by the Borrower, the Administrative Agent and all of the Lenders which have responded affirmatively. No extension of the Commitments pursuant to this Section 2.01(c) shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by Lenders having at least 66 2/3% of the aggregate amount of the Commitments.
     (d) Non-Extending Lenders. If any Lender rejects, or is deemed to have rejected, the Borrower’s proposal to extend its Commitment, (A) this Agreement shall terminate on the Termination Date then in effect with respect to such Lender, (B) the Borrower shall pay to such Lender on such Termination Date any amounts due and payable to such Lender on such date and (C) the Borrower may, if it so elects, designate a Person not theretofore a Lender and acceptable to the Administrative Agent to become a Lender, or agree with an existing Lender that such Lender’s Commitment shall be increased, provided that any designation or agreement may not increase the aggregate amount of the Commitments. Upon execution and delivery by the Borrower and such replacement Lender or other Person of an instrument of assumption in form and amount satisfactory to the Administrative Agent and execution and delivery of the Extension Agreement pursuant to Section 2.01(c), such existing Lender shall have a Commitment as therein set forth or such other Person shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder. On the date of termination of any Lender’s Commitment as contemplated by this subsection (d), the respective participations of the other Lenders in all outstanding Letters of Credit shall be redetermined on the basis of their respective Commitments after giving effect to such termination, and the participation therein of the Lender whose Commitment is terminated shall terminate; provided that the Borrower shall, if and to the extent necessary to permit such redetermination of participations in Letters of Credit within the limits of the Commitments which are not terminated, prepay on such date a portion of the outstanding Loans, and such redetermination and termination of participations in outstanding Letters of Credit shall be conditioned upon its having done so.
     Section 2.02. Notice of Committed Borrowing. The Borrower shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) not later than 12:00 Noon (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:
     (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;
     (ii) the aggregate amount of such Borrowing;
     (iii) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate; and
     (iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.
     Section 2.03. Competitive Bid Borrowings. (a) The Competitive Bid Option. In addition to Committed Borrowings pursuant to Section 2.01, the Borrower may, as set forth in this Section, request the Lenders during the Revolving Credit Period to make offers to make Competitive Bid Loans to the Borrower. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.
     (b) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Competitive Bid Quote Request substantially in the form of Exhibit B hereto so as to be received not later than 12:00 Noon (New York City time) on (x) the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a

LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:
     (i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,
     (ii) the aggregate amount of such Borrowing, which shall be $5,000,000 or a larger multiple of $1,000,000,
     (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and
     (iv) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.
     The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request.
     (c) Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request, the Administrative Agent shall send to the Lenders by telex or facsimile transmission an Invitation for Competitive Bid Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.
     (d) Submission and Contents of Competitive Bid Quotes. (i) Each Lender may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.03(d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.02 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the

Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Lenders, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Lenders, in the case of an Absolute Rate Auction. Subject to Article 3 and 6, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.
     (ii) Each Competitive Bid Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:
     (A) the proposed date of Borrowing,
     (B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Lender, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Lender may be accepted,
     (C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,
     (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Competitive Bid Absolute Rate”) offered for each such Competitive Bid Loan, and
     (E) the identity of the quoting Lender.
A Competitive Bid Quote may set forth up to five separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.
     (iii) Any Competitive Bid Quote shall be disregarded if it:
     (A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii) above;

     (B) contains qualifying, conditional or similar language;
     (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or
     (D) arrives after the time set forth in subsection (d)(i).
     (e) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (x) of any Competitive Bid Quote submitted by a Lender that is in accordance with subsection (d) and (y) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.
     (f) Acceptance and Notice by Borrower. Not later than 10:30 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Competitive Bid Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:
     (i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;
     (ii) the principal amount of each Competitive Bid Borrowing must be $5,000,000 or a larger multiple of $1,000,000;

     (iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be; and
     (iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.
     (g) Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.
     Section 2.04. Notice to Lenders; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall give each Lender prompt notice of the contents thereof and of such Lender’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by Borrower.
     (b) Not later than 2:00 P.M. (New York City time) on the date of each Borrowing, each Lender participating therein shall make available its share of such Borrowing in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.02. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.
     (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate. If such

Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.
     (d) The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the Borrowing.
     Section 2.05. Registry; Notes. (a) The Administrative Agent shall maintain a register (the “Register”) on which it will record the Commitment of each Lender, each Loan made by such Lender and each repayment of any Loan made by such Lender. Any such recordation by the Administrative Agent on the Register shall be presumptively correct, absent manifest error. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations hereunder.
     (b) The Borrower hereby agrees that, promptly upon the request of any Lender at any time, the Borrower shall deliver to such Lender a single Note, in substantially the form of Exhibit A hereto, duly executed by the Borrower and payable to the order of such Lender and representing the obligation of the Borrower to pay the unpaid principal amount of all Loans made to the Borrower by such Lender, with interest as provided herein on the unpaid principal amount from time to time outstanding.
     (c) Each Lender shall record the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and each Lender receiving a Note pursuant to this Section, if such Lender so elects in connection with any transfer or enforcement of any Note, may endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that neither the failure of such Lender to make any such recordation or endorsement nor any error therein shall affect the obligations of the Borrower hereunder or under the Notes. Such Lender is hereby irrevocably authorized by the Borrower so to endorse any Note and to attach to and make a part of any Note a continuation of any such schedule as and when required.
     Section 2.06. Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable, on the Termination Date.
     (b) Each Competitive Bid Loan included in any Competitive Bid Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

     Section 2.07. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest, including with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, shall be payable at maturity, quarterly in arrears on each Quarterly Date prior to maturity. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.
     (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.
     The “London Interbank Offered Rate” applicable to any Interest Period means the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) providing rate quotations comparable to those currently provided on such page of such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Euro-Dollar Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “London Interbank Offered Rate” for such Interest Period shall be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum at which deposits in dollars are offered by each of the Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.
     (c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Reference Banks are offered by such Reference Bank in the London interbank market for the applicable period determined as provided above and (ii) the sum of 2% plus the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan at the date such payment was due.
     (d) Subject to Section 8.01, each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.07(b) as if the related Competitive Bid LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Competitive Bid Margin quoted by the Lender making such Loan in accordance with Section 2.07(b). Each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Lender making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.
     (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
     (f) Each Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.
     Section 2.08. Mandatory Termination of Commitment. The Commitments shall terminate on the Termination Date.
     Section 2.09. Optional Prepayments. (a) Subject in the case of any Euro-Dollar Borrowing to Section 2.14, the Borrower may, upon notice to the Administrative Agent not later than 11:30 A.M. (New York City time) on the date of such prepayment, prepay any Group of Base Rate Loans (or any Competitive Bid Borrowing bearing interest at the Base Rate pursuant to Section 8.01 or upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000 by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group (or Borrowing).
     (b) Except as provided in subsection (a) above the Borrower may not prepay all or any portion of the principal amount of any Competitive Bid Loan prior to the maturity thereof.
     (c) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.
     Section 2.10. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans, of Letter of Credit Liabilities and of fees hereunder, not later than 2:00 P.M. (New York City time) on the date when due, in funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.02. If a Fed-Wire reference or tracer number has been received, from the Borrower or otherwise, by the Administrative Agent by that time the Borrower will not be penalized for a payment received after 2:00 P.M. (New York City time). The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or Letter of Credit Liabilities or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Competitive Bid Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
     (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
     Section 2.11. Fees. (a) The Borrower shall pay to the Administrative Agent for the account of the Lenders ratably a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule) on the daily aggregate amount of the Credit Exposures. Such facility fee shall accrue from and including the Effective Date to but excluding the date that the Credit Exposures are reduced to zero.
     (b) The Borrower shall pay to the Administrative Agent (i) for the account of the Lenders ratably a letter of credit fee accruing daily on the aggregate amount available for drawing under all outstanding Letters of Credit at the Letter of Credit Fee Rate (determined daily in accordance with the Pricing Schedule) and (ii) for the account of each Issuing Lender a letter of credit fronting fee accruing daily on the aggregate amount of all Letters of Credit issued by such Issuing Lender at a rate per annum mutually agreed from time to time by the Borrower and such Issuing Lender.
     (c) Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Commitments in their entirety (and, if later, the date the Credit Exposures are reduced to zero).
     Section 2.12. Reduction or Termination of Commitments. During the Revolving Credit Period, the Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the Total Outstanding Amount.
     Section 2.13. Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8 and the last sentence of this subsection(a)), as follows:
     (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day and
     (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.14 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.
     Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 12:00 noon. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000. If no such notice is timely received prior to the end of an Interest Period, the Borrower shall be deemed to have elected that all Loans having such Interest Period be converted to Base Rate Loans at the end of such Interest Period.
     (b) Each Notice of Interest Rate Election shall specify:
     (i) the Group of Loans (or portion thereof) to which such notice applies;
     (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;
     (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and
     (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.
     Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.
     (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.
     (d) An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a “Borrowing” subject to the provisions of Section 3.02.

     Section 2.14. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(c), or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loans after notice has been given to any Lender in accordance with Section 2.04(a), 2.09 or 2.13 the Borrower shall reimburse each Lender within 30 days after demand for any resulting loss or expense incurred by it, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.
     Section 2.15. Computation of Interest and Fees. The facility fee paid pursuant to Section 2.11 and interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
     Section 2.16. Letters of Credit.
     (a) Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, each Issuing Lender agrees to issue Letters of Credit from time to time before the Letter of Credit Termination Date upon the request of the Borrower; provided that, immediately after each Letter of Credit is issued (i) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments and (ii) the aggregate amount of the Letter of Credit Liabilities shall not exceed $50,000,000. Upon the date of issuance by an Issuing Lender of a Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Commitment bears to the aggregate Commitments.
     (b) Method for Issuance; Terms; Extensions.
     (i) The Borrower shall give the Issuing Lender notice at least three Domestic Business Days (or such shorter notice as may be acceptable to the Issuing Lender in its discretion) prior to the requested issuance of a Letter of Credit (or, in the case of renewal or extension, prior to the Issuing Lender’s deadline for notice of nonextension) specifying the date such Letter of Credit is to be issued, and describing the terms of such

Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit.
     (ii) The obligation of the Issuing Lender to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3 be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Lender and that the Borrower shall have executed and delivered such other customary instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested; provided, however, that each Issuing Lender agrees that in the event of any inconsistency between such instruments and agreements and this Agreement the provisions of this Agreement shall prevail. The Borrower shall also pay to the Issuing Lender for its own account issuance, drawing, amendment, settlement and extension charges, if any, in the amounts and at the times as agreed between the Borrower and the Issuing Lender.
     (iii) The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Lender, the Issuing Lender shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. Each Letter of Credit shall expire at or before the close of business on the date that is one year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that (i) a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Lender and (ii) in no event will a Letter of Credit expire (including pursuant to a renewal or extension thereof) on a date later than the Letter of Credit Termination Date.
     (c) Payments; Reimbursement Obligations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by the Issuing Lender (the “Payment Date”). The Borrower

shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender for any amounts paid by the Issuing Lender upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Such reimbursement shall be due on the Payment Date; provided that no such payment shall be due from the Borrower any earlier than the date of receipt by it of notice of its obligation to make such payment (or, if such notice is received by the Borrower after 11:00 A.M. (New York City time) on any date, on the next succeeding Domestic Business Day); and provided further that if and to the extent any such reimbursement is not made by the Borrower in accordance with this clause (i) or clause (ii) below on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such reimbursement obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such reimbursement obligation is paid in full at a rate per annum equal to the rate applicable to Base Rate Loans for such day.
     (ii) If the Commitments remain in effect on the Payment Date, all such amounts paid by the Issuing Lender and remaining unpaid by the Borrower after the date and time required by Section 2.16(c)(i) (a “Reimbursement Obligation”) shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing of Committed Loans pursuant to Section 3.02, and unless the Borrower otherwise instructs the Administrative Agent by not less than one Domestic Business Day’s prior notice, convert automatically to Base Rate Loans on the date such Reimbursement Obligation arises. The Administrative Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 12:00 Noon (New York City time) on such date requesting each Lender to make, and each Lender hereby agrees to make, a Base Rate Loan, in an amount equal to such Lender’s ratable share of the Reimbursement Obligation with respect to which such notice relates. Each Lender shall make such Loan available to the Administrative Agent at its address referred to in Section 9.02 in immediately available funds, not later than 2:00 P.M. (New York City time), on the date specified in such notice. The Administrative Agent shall pay the proceeds of such Loans to the Issuing Lender, which shall immediately apply such proceeds to repay the Reimbursement Obligation.
     (iii) To the extent the Reimbursement Obligation is not refunded by a Lender pursuant to clause (ii) above, such Lender will pay to the Administrative Agent, for the account of the Issuing Lender, immediately upon the Issuing Lender’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Lender’s ratable share of such Reimbursement Obligation, together with interest on such amount for each day from the date of the Issuing Lender’s demand for such payment (or, if such demand is made after 1:00 P.M. (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for the first three Domestic Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day. The Issuing Lender will pay to each Lender ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Issuing Lender in respect of such Letter of Credit pursuant hereto; provided that in the event such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed to it by the Issuing Lender.
     (d) Obligations Absolute. The obligations of the Borrower and each Lender under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;
     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto, provided by any party affected thereby;
     (iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);
     (iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Lender (including the Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
     (v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

     (vi) payment under a Letter of Credit against presentation to the Issuing Lender of documents that do not comply with the terms of such Letter of Credit;
     (vii) any termination of the Commitments prior to, on or after the Payment Date for any Letter of Credit, whether at the scheduled termination thereof, by operation of Section 6.01 or otherwise; or
     (viii) any other act or omission to act or delay of any kind by any Lender (including the Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (viii), constitute a legal or equitable discharge of or defense to the Borrower’s or the Lender’s obligations hereunder;
provided, that this Section 2.16(d) shall not limit the rights of the Borrower under Section 2.16(e)(ii)
     (e) Indemnification; Expenses.
     (i) The Borrower hereby indemnifies and holds harmless each Lender (including each Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued pursuant to this Section 2.16; provided that the Borrower shall not be required to indemnify any Lender, or the Administrative Agent, for any claims, damages, losses, liabilities, costs or expenses, to the extent found by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of such Person.
     (ii) None of the Lenders (including, subject to subsection (g) below, an Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above; provided that, notwithstanding Section 2.16(d) , the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent finally determined by a court of competent jurisdiction to have been caused by (x) the Issuing Lender’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (iii) Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Commitments.
     (f) Stop Issuance Notice. If the Required Lenders reasonably determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Lenders may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to each Issuing Lender. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Lenders that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied, provided that the Administrative Agent and the Issuing Lenders may and shall conclusively rely upon any Stop Issuance Notice while it remains in effect.
     Section 2.17. Increased Commitments; Additional Lenders. (a) Subsequent to the Effective Date, the Borrower may, upon at least 30 days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), propose to increase the aggregate amount of the Commitments by an amount not to exceed $75,000,000 (the amount of any such increase, the “Increased Commitments”). Each Lender party to this Agreement at such time shall have the right (but no obligation), for a period of 15 days following receipt of such notice, to elect by notice to the Borrower and the Administrative Agent to increase its Commitment by a principal amount which bears the same ratio to the Increased Commitments as its then Commitment bears to the aggregate Commitments then existing.
     (b) If any Lender party to this Agreement shall not elect to increase its Commitment pursuant to subsection (a) of this Section, the Borrower may designate another bank or other banks (which may be, but need not be, one or more of the existing Lenders) which at the time agree to (i) in the case of any such bank that is an existing Lender, increase its Commitment and (ii) in the case of any other such bank (an “Additional Lender”), become a party to this Agreement. The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.
     (c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.17 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Administrative Agent may reasonably request.
     (d) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.17 that is not pro rata among all Lenders, (i) the respective Letter of Credit Liabilities of the Lenders shall be redetermined as of the effective date of such increase and (ii) within five Domestic Business Days, in the case of any Group of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Group of Euro-Dollar Loans then outstanding, the Borrower shall prepay such Group in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall reborrow Committed Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Committed Loans are held by the Lenders in such proportion.
ARTICLE 3
Conditions
     Section 3.01. Effectiveness. This Amended Agreement shall become effective as of the date hereof, subject to receipt by the Administrative Agent of:
     (a) counterparts hereof signed by the Borrower and Lenders comprising the Required Lenders under the Existing Agreement (or other written confirmation in form satisfactory to the Administrative Agent that each such party has signed a counterpart hereof); and
     (b) payment of a work fee for the account of each Lender who has signed this Agreement on or before the Effective Date in an amount equal to 0.10% of the Commitment of such Lender;
provided that this Amended Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied or waived in accordance with Section 9.07 not later than October 24, 2008. The

Administrative Agent shall promptly notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. On the Effective Date, the Existing Agreement shall be automatically amended and restated in its entirety to read as this Amended Agreement.
     Section 3.02. Borrowings and Issuances of Letters of Credit. The obligation of any Lender to make a Loan and the obligation of the Issuing Lender to issue (or renew or extend the term of) any Letter of Credit is subject to the satisfaction of the following conditions;
     (a) receipt (or deemed receipt pursuant to Section 2.16(d) by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or receipt by the Issuing Lender of a Notice of Issuance as required by Section 2.16, as the case may be;
     (b) the fact that immediately after such Borrowing or issuance of such Letter of Credit the Total Outstanding Amount will not exceed the Total Commitments, and the aggregate amount of Letter of Credit Liabilities will not exceed $50,000,000;
     (c) the fact that, immediately before and after such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing; and
     (d) the fact that, except as otherwise described by the Borrower in a writing to the Administrative Agent and waived by the Required Lenders, the representations and warranties of the Borrower contained in this Agreement (except, in the case of any Borrowing or issuance subsequent to the Closing Date, the representations and warranties set forth in Sections 4.04(b), 4.05, 4.06, 4.08, 4.13 and 4.14) shall be true on and as of the date of such Borrowing or issuance, except to the extent they expressly relate to an earlier date in which case they shall be correct as of such earlier date.
     Each Borrowing and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the facts specified in clauses 3.02(c) and 3.02(d).
ARTICLE 4
Representations and Warranties
     The Borrower represents and warrants that:
     Section 4.01. Corporate Existence and Power. Each of the Borrower and its Restricted Subsidiaries is a corporation duly organized and validly existing under the laws of the state of its incorporation without limitation on the duration of its existence, is in good standing therein, and is duly qualified to transact business in all jurisdictions where such qualification is necessary, except for such jurisdictions where the failure to be so qualified or licensed will not be reasonably likely to have a Material Adverse Effect; the Borrower has corporate power to enter into and perform this Agreement; and the Borrower has the corporate power to borrow and issue Notes as contemplated by this Agreement.
     Section 4.02. Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries which would be reasonably likely to have a Material Adverse Effect.
     Section 4.03. Binding Effect. This Agreement and any Notes constitute valid and binding agreements of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general equitable principles.
     Section 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2007 and the related consolidated statements of earnings and cash flows for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Borrower’s 2007 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
     (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 2008 and the related unaudited consolidated statements of income and cash flows for the six months then ended, set forth in the Borrower’s Latest Form 10-Q, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles (“GAAP”), the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and its consolidated results of operations and cash flows for such six-month period (subject to year-end audit adjustments).
     (c) Since December 31, 2007, there has been no change in the consolidated financial condition of the Borrower and its Consolidated Subsidiaries which would be reasonably likely to have a Material Adverse Effect.

     Section 4.05. Litigation. There are no suits, actions or proceedings pending, or to the knowledge of any member of the Borrower’s legal department threatened or against the Borrower or any Subsidiary, the adverse determination of which is reasonably likely to occur, and if so adversely determined would be reasonably likely to have a Material Adverse Effect.
     Section 4.06. Taxes. The Borrower and each Subsidiary have filed all material tax returns which to the knowledge of any member of the Borrower’s tax department were required to be filed and have paid or have adequately provided for all taxes shown thereon to be due, including interest and penalties, except for (i) those not yet delinquent, (ii) those the nonpayment of which would not be reasonably likely to have a Material Adverse Effect and (iii) those being contested in good faith.
     Section 4.07. Margin Regulations. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation U.
     Section 4.08. Compliance with Laws. The Borrower and its Restricted Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations, other than such laws, rules and regulations (i) the validity or applicability or which the Borrower or such Subsidiary is contesting in good faith or (ii) failure to comply with which would not be reasonably likely to have a Material Adverse Effect.
     Section 4.09. Governmental Approvals. No consent, approval, authorization, permit or license from, or registration or filing with, any Governmental Authority is required in connection with the making of this Agreement, with the exception of routine periodic filings made under the Exchange Act.
     Section 4.10. Pari Passu Obligations. Under applicable United States laws (including state and local laws) in force at the date hereof, the claims and rights of the Lenders and the Administrative Agent against the Borrower under this Agreement and the Notes will not be subordinate to, and will rank at least pari passu with, the claims and rights of any other unsecured creditors of the Borrower (except to the extent provided by bankruptcy, reorganization, insolvency, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general principles of equity).
     Section 4.11. No Defaults. The payment obligations of the Borrower and its Subsidiaries in respect of any Material Debt are not overdue.
     Section 4.12. Full Disclosure. All information furnished to the Lenders in writing prior to the date hereof in connection with the transactions contemplated hereby does not, collectively, contain any misstatement of a material fact or omit to state a fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading in any material respect on and as of the date hereof.
     Section 4.13. ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in substantial compliance in all material respects with the presently applicable material provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which, in either case has resulted or could result in the imposition of a material Lien or the posting of a material bond or other material security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
     Section 4.14. Environmental Matters. Environmental Matters. The Financial Statements described in Section 4.04(a) provide certain information regarding environmental matters related to properties currently owned by the Borrower or its Restricted Subsidiaries, previously owned properties, and other properties. Since December 31, 2004, environmental matters have not caused any material adverse change in the consolidated financial condition of the Borrower and the Consolidated Subsidiaries from that shown by such Financial Statements.
     In the ordinary course of business, the ongoing operations of the Borrower and its Restricted Subsidiaries are reviewed from time to time to determine compliance with applicable Environmental Laws. Based on these reviews, to the knowledge of the Borrower, ongoing operations at the Principal Properties are currently being conducted in substantial compliance with applicable Environmental Laws except to the extent that noncompliance would not be reasonably likely to have a Material Adverse Effect.
     Section 4.15. Regulatory Restrictions on Borrowing. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or otherwise subject to any regulatory scheme which restricts its ability to incur debt.
ARTICLE 5
Covenants
     From the Closing Date and so long as any Lender has any Credit Exposure hereunder, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing:

     Section 5.01. Information. The Borrower will deliver to the Administrative Agent which will deliver to each of the Lenders:
     (a) as soon as available and in any event within 60 days after the end of each of its first three quarterly accounting periods in each fiscal year, consolidated statements of earnings and cash flows of the Borrower and the Consolidated Subsidiaries for the period from the beginning of such fiscal year to the end of such fiscal period and the related consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as at the end of such fiscal period, all in reasonable detail (it being understood that delivery of such statements as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection) and accompanied by a certificate in the form attached hereto as Exhibit H signed by a financial officer of the Borrower stating that such consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and the Consolidated Subsidiaries as of the end of such period and for the period involved, subject, however, to year-end audit adjustments, and that such officer has no knowledge, except as specifically stated, of any Default;
     (b) as soon as available and in any event within 120 days after the end of each fiscal year, consolidated statements of earnings and cash flows of the Borrower and the Consolidated Subsidiaries for such year and the related consolidated balance sheets of the Borrower and the Consolidated Subsidiaries as at the end of such year, all in reasonable detail and accompanied by (i) an opinion of independent public accountants of recognized standing selected by the Borrower as to such consolidated financial statements (it being understood that delivery of such statements as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection), and (ii) a certificate in the form attached hereto as Exhibit H signed by a financial officer of the Borrower stating that such consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower and the Consolidated Subsidiaries as of the end of such year and for the year involved and that such officer has no knowledge, except as specifically stated, of any Default;
     (c) promptly after their becoming available:
     (i) copies of all financial statements, stockholder reports and proxy statements that the Borrower shall have sent to its stockholders generally; and
     (ii) copies of all registration statements filed by the Borrower under the Securities Act of 1933, as amended (other than registration statements on Form S-8 or any registration statement filed in connection with a dividend reinvestment plan), and regular and periodic reports, if any, which the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency or agencies substituted therefor) under Section 13 or Section 15(d) of the Exchange Act, or with any national or international securities exchange (other than those on Form 11-K or any successor form);
     (d) from time to time, with reasonable promptness, such further information regarding the business and financial condition of the Borrower and its Subsidiaries as any Lender may reasonably request through the Administrative Agent;
     (e) prompt notice of the occurrence of any Default; and
     (f) prompt notice of all litigation and of all proceedings before any governmental or regulatory agency pending (or, to the knowledge of the General Counsel of the Borrower, threatened) and affecting the Borrower or any Restricted Subsidiary, except litigation or proceedings which, if adversely determined, would not be reasonably likely to have a Material Adverse Effect.
     Each set of financial statements delivered pursuant to Section 5.01(a) or 5.01(b) shall be accompanied by or include the computations showing, in the form attached hereto as Exhibit H, whether the Borrower was, at the end of the relevant fiscal period, in compliance with the provisions of Section 5.09.
     Section 5.02. Payment of Obligations. The Borrower will pay and discharge, and will cause each Restricted Subsidiary to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a Lien upon the property of the Borrower or such Restricted Subsidiary; provided that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim (i) the payment of which is being contested in good faith and by proper proceedings, (ii) not yet delinquent or (iii) the non-payment of which, if taken in the aggregate, would not be reasonably likely to have a Material Adverse Effect.
     Section 5.03. Insurance. The Borrower will maintain, and will cause each Restricted Subsidiary to maintain, insurance from responsible companies in such amounts and against such risks as is reasonable, taking into consideration the practices of businesses in the same line of business or of similar size as the Borrower or such Restricted Subsidiary, or, to a reasonable extent, self-insurance.
     Section 5.04. Maintenance of Existence. The Borrower will preserve and maintain, and will cause each Restricted Subsidiary to preserve and maintain, its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and conduct its business in an orderly, efficient and regular manner. Nothing herein contained shall prevent the termination of the business or corporate existence of any Restricted Subsidiary which in the judgment of the Borrower is no longer necessary or desirable, a merger or consolidation of a Restricted Subsidiary into or with the Borrower (if the Borrower is the surviving corporation) or another Subsidiary or any merger, consolidation or transfer of assets permitted by Section 5.07, as long as immediately after giving effect to any such transaction, no Default shall have occurred and be continuing.
     Section 5.05. Maintenance of Properties. The Borrower will keep, and will cause each Restricted Subsidiary to keep, all of its properties necessary, in the judgment of the Borrower, in its business in good working order and condition, ordinary wear and tear excepted. Nothing in this Section 5.05 shall prevent the Borrower or any Restricted Subsidiary from discontinuing the operation or maintenance, or both the operation and maintenance, of any properties of the Borrower or any such Restricted Subsidiary if such discontinuance is, in the judgment of the Borrower (or such Restricted Subsidiary), desirable in the conduct of its business.
     Section 5.06. Compliance with Laws. The Borrower will comply, and will cause each Restricted Subsidiary to comply, with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority (including Environmental Laws and ERISA), a breach of which would be reasonably likely to have a Material Adverse Effect, except where contested in good faith and by proper proceedings.
     Section 5.07. Mergers, Consolidations and Sales of Assets. (a) The Borrower will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:
     (i) the Borrower or a Consolidated Subsidiary that is incorporated under the laws of the United States, any state thereof or the District of Columbia is the surviving corporation of any such consolidation or merger or is the Person that acquires by conveyance or transfer the properties and assets of the Borrower substantially as an entirety;
     (ii) if a Consolidated Subsidiary is the surviving corporation or is the Person that acquires the property and assets of the Borrower substantially as an entirety, it shall expressly assume the performance of every covenant of this Agreement and of the Notes on the part of the Borrower to be performed or observed;
     (iii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and
     (iv) if the Borrower is not the surviving corporation, the Borrower has delivered to the Administrative Agent an Officer’s Certificate and a legal opinion of its General Counsel, Associate General Counsel or Assistant General Counsel, upon the express instruction of the Borrower for the benefit of the Administrative Agent and the Lenders, each stating that such transaction complies with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.
     (b) Upon any consolidation by the Borrower with, or merger by the Borrower into, a Consolidated Subsidiary or any conveyance or transfer of the properties and assets of the Borrower substantially as an entirety to a Consolidated Subsidiary, the Consolidated Subsidiary into which the Borrower is merged or consolidated or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower, as the case may be, under this Agreement with the same effect as if such Consolidated Subsidiary had been named as the Borrower, as the case may be, herein, and thereafter, in the case of a transfer or conveyance permitted by Section 5.07(a), the Borrower shall be relieved of all obligations and covenants under this Agreement and the Notes.
     Section 5.08. Negative Pledge. Neither the Borrower nor any Restricted Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
     (a) Liens existing on the date of this Agreement;
     (b) Liens securing Debt of a Restricted Subsidiary owing to the Borrower or to another Restricted Subsidiary;
     (c) any Lien existing on any asset of any person at the time such person becomes a Subsidiary and not created in contemplation of such event;
     (d) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset (and/or, in the case of the acquisition of a business, any Lien on the equity and/or assets of the acquired entity), provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;
     (e) any Lien on any asset of any person existing at the time such person is merged or consolidated with or into the Borrower or a Restricted Subsidiary and not created in contemplation of such event;
     (f) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;
     (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

     (h) Liens in favor of any customer (including any Governmental Authority) to secure partial, progress, advance or other payments or performance pursuant to any contract or statute or to secure any related indebtedness or to secure Debt guaranteed by a Governmental Authority;
     (i) Liens incurred in the ordinary course of business not securing Debt which do not impair in any material respect the usefulness in the business of the Borrower and its Restricted Subsidiaries of the assets to which such Liens attach; materialmen’s, suppliers’, tax or other similar Liens arising in the ordinary course of business securing obligations which are not overdue or are being contested in good faith by appropriate proceedings; Liens arising by operation of law in favor of any lender to the Borrower or any Restricted Subsidiary in the ordinary course of business constituting a banker’s lien or right of offset in moneys of the Borrower or a Restricted Subsidiary deposited with such lender in the ordinary course of business; and appeal bonds in respect of appeals being prosecuted in good faith;
     (j) Liens on cash and cash equivalents securing Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $50,000,000;
     (k) Liens securing Debt equally and ratably securing the Loans and such Debt; provided that the Required Lenders may, in their sole discretion, refuse to take any Lien on any asset (which refusal will not limit the Borrower’s or any Restricted Subsidiary’s ability to incur a Lien otherwise permitted by this Section 5.08(k)); such Lien may equally and ratably secure the Loans and any other obligation of the Borrower or any of its Subsidiaries, other than an obligation that is subordinated to the Loans;
     (l) Liens securing contingent obligations in an aggregate principal amount not to exceed $25,000,000; and
     (m) Liens not otherwise permitted by the foregoing clauses of this Section securing obligations in an aggregate principal or face amount at any date not to exceed at the time of incurrence the greater of 12.5% of Consolidated Net Worth or $75,000,000.
     For the avoidance of doubt, the creation of a security interest arising solely as a result of, or the filing of UCC financing statements in connection with, any sale by the Borrower or any of its Subsidiaries of accounts receivable not prohibited by Section 5.07 shall not constitute a Lien prohibited by this covenant.
     Section 5.09. Leverage Ratio. The Leverage Ratio shall not exceed 3.25 to 1.00 as of the end of any fiscal quarter; provided that if (i) Consolidated Debt has increased in connection with a Specified Acquisition, (ii) as a consequence of such Specified Acquisition, the rating of long-term unsecured debt of the Borrower has not been suspended, withdrawn or fallen below BBB by Standard &

Poor’s (a division of The McGraw-Hill Companies, Inc.) or Baa2 by Moody’s Investors Service, Inc. and (iii) the Administrative Agent has received a Specified Acquisition Notice within 10 days of consummation of such Specified Acquisition, then, for a period of 180 consecutive days following the consummation of such Specified Acquisition, the additional Consolidated Debt in connection with such Specified Acquisition shall be excluded from Consolidated Debt for purposes of calculating the Leverage Ratio, but only if the Leverage Ratio calculated without such exclusion at no time exceeds 3.50 to 1.00.
For purposes of this Section 5.09,
     (i) a “Specified Acquisition” means any single acquisition by the Borrower or a Subsidiary of the Borrower of any Person (the “Target”) that (x) is in the same line or lines of business as the Borrower or in the judgment of the Borrower is related to such line or lines of business and (y) such Target’s board of directors have not objected to such acquisition; and
     (ii) a “Specified Acquisition Notice” means a notice delivered by the Borrower notifying the Administrative Agent of the Specified Acquisition and stating that the conditions in clauses (i) and (ii) to the proviso to the Leverage Ratio above have been satisfied.
     Section 5.10. Use of Loans. The Borrower will use the proceeds of the Loans for any lawful corporate purposes.
     Section 5.11. Investments. Neither the Borrower nor any Subsidiary will hold, make or acquire any Investment in any Person other than:
     (a) Investments in Temporary Cash Investments and other Investments in cash or cash equivalents from time to time approved by the Board of Directors of the Borrower;
     (b) Investments comprised of debt consideration received in connection with the sale of assets (including any extensions, renewals and modifications thereof);
     (c) Investments existing on the date of the Original Agreement or which the Borrower or any Restricted Subsidiary has, as of the date of the Original Agreement, committed to make and which are set forth on Schedule 5.11(c) (including any extensions, renewals and modifications thereof);
     (d) Investments in any Subsidiary or guaranties of obligations of any Subsidiary whose principal business on the date of the making of such Investment or after giving effect to such Investment is either (i) the same line or lines of business as the Borrower or (ii) in the judgment of the Borrower related to such line or lines of business (it being understood that Schedule 5.11(d) contains a nonexhaustive list of certain related businesses as of the date of the Original Agreement);
     (e) Investments by any Subsidiary in the Borrower; and
     (f) Additional Investments not otherwise included in the foregoing clauses of this Section 5.11 if, after giving effect to such Investment, the outstanding amount (computed by taking the difference of (x) the original cash purchase price of all such Investments less (y) the sum of (i) all payments (including interest and dividends) and repayments of principal or capital plus (ii) all proceeds from the sale of such Investment) of all Investments permitted by this clause (f) does not exceed $225,000,000.
     Section 5.12. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except (i) transactions on an arms-length basis on terms at least as favorable to the Borrower or such Subsidiary Affiliate than could have been obtained from a third party who was not an Affiliate, and (ii) transactions described in this Section 5.12 that would not be reasonably likely to have a Material Adverse Effect.
ARTICLE 6
Defaults
     Section 6.01. Event of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:
     (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due;
     (b) the Borrower shall fail to pay within 5 days of the due date thereof (i) any facility fee or (ii) interest on any Loan;
     (c) the Borrower shall fail to pay within 30 days after a request for payment by any Lender acting through the Administrative Agent any other amount payable under this Agreement;
     (d) the Borrower shall fail to observe or perform any agreement contained in Section 5.01(e) or Section 5.07 through 5.11 (and, with respect to Section 5.10 and 5.11, such failure shall have continued for 10 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of the Required Lenders);
     (e) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clauses (a) through (d) above) for 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of the Required Lenders;
     (f) any representation, warranty or certification made by the Borrower in this Agreement or in any certificate, or writing delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made and such deficiency shall remain unremedied for five days after notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;
     (g) any Material Financial Obligations shall become due before stated maturity by the acceleration of the maturity thereof by reason of default, or any Material Financial Obligations shall become due by its terms and shall not be paid and, in any case aforesaid in this clause (g), corrective action satisfactory to the Required Lenders shall not have been taken within 5 days after written notice of the situation shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;
     (h) the Borrower or any Restricted Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
     (i) an involuntary case or other proceeding shall be commenced against the Borrower or any Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower or any Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect;
     (j) a final judgment for the payment of money in excess of $50,000,000 shall have been entered against the Borrower or any Restricted Subsidiary, and the Borrower or such Subsidiary shall not have satisfied the same within 60 days, or caused execution thereon to be stayed within 60 days, and such failure to satisfy or stay such judgment shall remain unremedied for 5 days after notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;
     (k) a final judgment either (1) requiring termination or imposing liability (other than for premiums under Section 4007 of ERISA) under Title IV of ERISA in respect of, or requiring a trustee to be appointed under Title IV of ERISA to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000 or (2) in an action relating to a Multiemployer Plan involving a current payment obligation in excess of $50,000,000, which judgment, in either case, has not been satisfied or stayed within 60 days and such failure to satisfy or stay is unremedied for 5 days after notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders; or
     (l) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 35% or more of the outstanding shares of common stock of the Borrower; or during any two-year period, individuals who at the beginning of such period constituted the Borrower’s Board of Directors (together with any new director whose election by the Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least two-thirds of the directors then in office who either were directors as the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;
then, and in every such event, the Administrative Agent shall, if requested by the Required Lenders, (i) by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) by notice to the Borrower declare the Loans, interest accrued thereon and all other amounts payable hereunder to be, and the same shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the event of (A) the filing by the Borrower of a petition, or (B) an actual or deemed entry of an order for relief with respect to the Borrower, under the federal bankruptcy laws as now or hereafter in effect, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans, interest accrued thereon and all other amounts payable hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
     Section 6.02. Cash Cover. The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative

Agent upon the instruction of the Required Lenders, pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the aggregate amount available for drawing under all Letters of Credit then outstanding at such time, provided that, in the event of (A) the filing by the Borrower of a petition, or (B) an actual or deemed entry of an order for relief with respect to the Borrower, under the federal bankruptcy laws as now or hereafter in effect, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.
ARTICLE 7
The Administrative Agent
     Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto; provided, however, that the Administrative Agent shall not commence any legal action or proceeding before a court of law on behalf of any Lender without such Lender’s prior written consent.
     Section 7.02. Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent. The term “Lender” or “Lenders” shall, unless expressly indicated, include JPMorgan Chase Bank, N.A. (and any successor acting as Administrative Agent) in its capacity as a Lender.
     Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.
     Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to any Lender for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
     Section 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors,

officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
     Section 7.06. Indemnification. Each Lender shall, ratably in accordance with its Commitment, indemnify the Administrative Agent and each Issuing Lender, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.
     Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.
     Section 7.08. Successor Administrative Agents. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Borrower shall, so long as no Default shall have occurred and be continuing, have the right, with the consent of the Required Lenders, to appoint any of the Lenders as a successor Administrative

Agent. In the event that a Default has occurred and is continuing, the Required Lenders shall have the right to appoint the successor Administrative Agent. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 60 days after the retiring Administrative Agent gives notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder as Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.
     Section 7.09. Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.
     Section 7.10. Other Agents. Nothing in this Agreement shall impose upon any Agent other than the Administrative Agent, in its capacity as such an Agent, any obligation or liability whatsoever.
ARTICLE 8
Change in Circumstances
     Section 8.01. Increased Cost and Reduced Return; Capital Adequacy. (a) If after (x) the date hereof, in the case of any Committed Loan or Letter of Credit or any obligation to make Committed Loans or issue or participate in any Letter of Credit, or (y) the date of the related Competitive Bid Quote, in the case of any Competitive Bid Loan, a Change in Law shall impose, modify or deem applicable any reserve, special deposit, assessment or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System pursuant to Regulation D or otherwise, as herein provided) against assets of, deposits with or for the account of, or credit extended by, any Lender or shall impose on any Lender or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligations to make Fixed Rate Loans or its obligations hereunder in respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its

Note, by an amount deemed by such Lender to be material, then, within 15 days after written demand therefor made through the Administrative Agent, in the form of the certificate referred to in Section 8.01(c), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided that the Borrower shall not be required to pay any such compensation with respect to any period prior to the 30th day before the date of any such demand.
     (b) Without limiting the effect of Section 8.01(a) (but without duplication), if any Lender determines at any time after the date on which this Agreement becomes effective that a Change in Law will have the effect of increasing the amount of capital required to be maintained by such Lender (or its Parent) based on the existence of such Lender’s Loans, Commitment and/or other obligations hereunder, then the Borrower shall pay to such Lender, within 15 days after its written demand therefor made through the Administrative Agent in the form of the certificate referred to in Section 1.01(c), such additional amounts as shall be required to compensate such Lender for any reduction in the rate of return on capital of such Lender (or its Parent) as a result of such increased capital requirement; provided that the Borrower shall not be required to pay any such compensation with respect to any period prior to the 30th day before the date of any such demand; provided further, however, that to the extent (i) a Lender shall increase its level of capital above the level maintained by such Lender on the date of this Agreement and there has not been a Change in Law or (ii) there has been a Change in Law and a Lender shall increase its level of capital by an amount greater than the increase attributable (taking into consideration the same variables taken into consideration in determining the level of capital maintained by such Lender on the date of this Agreement) to such Change in Law, the Borrower shall not be required to pay any amount or amounts under this Agreement with respect to any such increase in capital. Thus, for example, a Lender which is “adequately capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Lender) may not require the Borrower to make payments in respect of increases in such Lender’s level of capital made under the circumstances described in clause (i) or (ii) above which improve its capital position from “adequately capitalized” to “well capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Lender).
     (c) Each Lender will promptly notify the Borrower, through the Administrative Agent, of any event of which it has knowledge, occurring after the date on which this Agreement becomes effective, which will entitle such Lender to compensation pursuant to this Section 8.01 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 8.01 and setting forth the additional amount or amounts to be paid to it hereunder and setting forth the basis for the determination thereof shall be conclusive in the absence of manifest error. In determining such amount, such Lender shall act reasonably and in good faith, and may use any reasonable averaging and attribution methods.
     Section 8.02. Substitute Rate. Anything herein to the contrary notwithstanding, if within two Euro-Dollar Business Days, in the case of Euro-Dollar Loans or Competitive Bid LIBOR Loans, prior to the first day of an Interest Period none of the Reference Banks is, for any reason whatsoever, being offered Dollars for deposit in the relevant market for a period and amount relevant to the computation of the rate of interest on a Fixed Rate Loan for such Interest Period, the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and on what would otherwise be the first day of such Interest Period such Loans shall be made as Base Rate Loans.
     Section 8.03. Illegality. (a) Notwithstanding any other provision herein, if, after the date on which this Agreement becomes effective, a Change in Law shall make it unlawful or impossible for any Lender to (i) honor any Commitment it may have hereunder to make any Euro-Dollar Loan, then such Commitment shall be suspended, or (ii) maintain any Euro-Dollar Loan or any Competitive Bid LIBOR Loan, then all Euro-Dollar Loans and Competitive Bid LIBOR loans of such Lender then outstanding shall be converted into Base Rate Loans as provided in Section 8.03(b), and any remaining Commitment of such Lender hereunder to make Euro-Dollar Loans (but not other Loans) shall be immediately suspended, in either case until such Lender may again make and/or maintain Euro-Dollar Loans (as the case may be), and borrowings from such Lender, at a time when borrowings from the other Lenders are to be of Euro-Dollar Loans, shall be made, simultaneously with such borrowings from the other Lenders, by way of Base Rate Loans. Upon the occurrence of any such change, such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent), and shall furnish to the Borrower in writing evidence thereof certified by such Lender. Before giving any notice pursuant to this Section 8.03, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
     (b) Any conversion of any outstanding Euro-Dollar Loan or an outstanding Competitive Bid Loan which is required under this Section 1.03 shall be effected immediately (or, if permitted by applicable law, on the last day of the Interest Period therefor).
     Section 8.04. Taxes on Payments. (a) All payments pursuant to this Agreement shall be made free and clear of and without any deduction or withholding for or on account of any present and future taxes, assessments or governmental charges imposed by the United States, or any political subdivision or taxing authority thereof or therein, excluding taxes imposed on its net income, branch profit taxes and franchise taxes (all such non-excluded taxes being hereinafter called “Taxes”), except as expressly provided in this Section 8.04. If any Taxes are imposed and required by law to be deducted or withheld from any amount payable to any Lender, then the Borrower shall (i) increase the amount of such payment so that such Lender will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder, (ii) pay such Taxes to the appropriate taxing authority for the account of such Lender, and (iii) as promptly as possible thereafter, send such Lender evidence of original or certified receipt showing payment thereof, together with such additional documentary evidence as such Lender may from time to time require. If the Borrower fails to perform its obligations under (ii) or (iii) above, the Borrower shall indemnify such Lender for any incremental taxes, interest or penalties that may become payable as a result of any such failure; provided, however, that the Borrower will not be required to make any payment to any Lender under this Section 8.04 if withholding is required in respect of such Lender by reason of such Lender’s inability or failure to furnish under subsection (c) an extension or renewal of a Form W-8ECI or Form W-8BEN (or successor form), as applicable, unless such inability results from an amendment to or a change in any applicable law or regulation or in the interpretation thereof by any regulatory authority (including without limitation any change in an applicable tax treaty), which amendment or change becomes effective after the date hereof.
     (b) The Borrower shall indemnify the Administrative Agent and each Lender against any present or future transfer taxes, stamp or documentary taxes, excise or property taxes, assessments or charges made by any Governmental Authority by reason of the execution, delivery, registration or enforcement of this Agreement or any Notes (hereinafter referred to as “Other Taxes”).
     (c) Subject to subsection (d) below, each Lender that is a foreign person (i.e. a person who is not a United States person for United States federal income tax purposes) agrees that it shall deliver to the Borrower (with a copy to the Administrative Agent) (i) within twenty Domestic Business Days after the date on which this Agreement becomes effective, two duly completed copies of United States Internal Revenue Service Form W-8ECI or W-8BEN, as appropriate, indicating that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, or is entitled to a reduced rate of United States withholding taxes under an applicable income tax treaty, (ii) from time to time, such extensions or renewals of such forms (or successor forms) as may reasonably be requested by the Borrower but only to the extent such Lender determines that it may properly effect such extensions or renewals under applicable tax treaties, laws, regulations and directives and (iii) in the event of a transfer of any Loan to a subsidiary or affiliate of such Lender, a new Internal Revenue Service Form W-8ECI or W-8BEN (or any successor form), as the case may be, for such subsidiary or affiliate indicating that such subsidiary or affiliate is, on the date of delivery thereof, entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or is entitled to a reduced rate of United States withholding tax under an applicable income tax treaty. The Borrower and the Administrative Agent shall each be entitled to rely on such forms in its possession until receipt of any revised or successor form pursuant to the preceding sentence.
     (d) If a Lender at the time it first becomes a party to this Agreement (or because of a change in an Applicable Lending Office) is subject to a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes. For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form pursuant to Section 1.04(c) (unless such failure is due to a change in treaty, law or regulation, or in the interpretation thereof by any regulatory authority, occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to additional payments under Section 1.04(a) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
     (e) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 1.04, then such Lender will change the jurisdiction of one or more Applicable Lending Offices so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.
     (f) If any Lender is able to apply for any credit, deduction or other reduction in Taxes or Other Taxes in an amount which is reasonably determined by such Lender to be material, which arises by reason of any payment made by the Borrower pursuant to this Section 1.04, such Lender will use reasonable efforts, excluding the institution of any judicial proceeding, to obtain such credit, deduction or other reduction and, upon receipt thereof, will pay to the Borrower an amount, not exceeding the amount of such payment by the Borrower, equal to the net after-tax value to such Lender, in its good faith determination, of such part of such credit, deduction or other reduction as it determines to be allocable to such payment by the Borrower, having regard to all of its dealings giving rise to similar credits, deductions or other reductions during the same tax period and to the cost of obtaining the same; provided, however, that (i) such Lender shall not be obligated to disclose to the Borrower any information regarding its tax affairs or computations and (ii) nothing contained in this Section 1.01(f) shall be construed so as to interfere with the right of such Lender to arrange its tax affairs as it deems appropriate.

ARTICLE 9
Miscellaneous
     Section 9.01. Termination of Commitment of a Lender; New Lenders. (a) (1) Upon receipt of notice from any Lender for compensation or indemnification pursuant to Section 1.01(c) or Section 1.01, (2) upon receipt of notice that the Commitment of a Lender to make Euro-Dollar Loans has been suspended, the Borrower shall have the right to terminate the Commitment in full of such Lender (a “Retiring Lender”). The termination of the Commitment of a Retiring Lender pursuant to this Section 2.01(a) shall be effective on the tenth Domestic Business Day following the date of a notice of such termination to the Retiring Lender through the Administrative Agent, subject to the satisfaction of the following conditions:
     (i) in the event that on such effective date there shall be any Loans outstanding hereunder, the Borrower shall have prepaid on such date (x) the aggregate principal amount of such Loans held by the Retiring Lender only and (y) if and to the extent necessary, an additional aggregate principal amount of the Committed Loans of the other Lenders such that, after giving effect to clause (iii) below, no Lender’s Outstanding Committed Amount shall exceed its Commitment and the Total Outstanding Amount shall not exceed the Total Commitments;
     (ii) in addition to the payment of the principal of the Loans held by the Retiring Lender pursuant to clause (i) above, the Borrower shall have paid such Retiring Lender all accrued interest thereon, and facility fee and any other amounts then payable to it hereunder, including, without limitation, all amounts payable by the Borrower to such Lender under Section 2.14 by reason of the prepayment of Loans pursuant to clause (i) with respect to the period ending on such effective date; provided that the provisions of Section 1.01, Section 1.01 and Section 2.04 shall survive for the benefit of any Retiring Lender; and
     (iii) the respective Letter of Credit Liabilities of the Lenders shall be redetermined as of the effective date of such termination.
     Upon satisfaction of the conditions set forth in clauses (i), (ii) and (iii) above, such Lender shall cease to be a Lender hereunder.
     (b) In lieu of the termination of a Lender’s Commitment pursuant to Section 2.01(a), the Borrower may notify the Administrative Agent that the Borrower desires to replace such Retiring Lender with a new bank or banks (which may be one or more of the Lenders), which will purchase the Loans and assume the Commitment and Letter of Credit Liabilities of the Retiring Lender. Upon the Borrower’s selection of a bank to replace a Retiring Lender, such bank’s agreement thereto and the fulfillment of the conditions to assignment and assumption set forth in Section 2.08(c)(iii) such bank shall become a Lender hereunder for all purposes in accordance with Section 2.08(c)(iii).
     Section 9.02. Notices. (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Borrower or the Administrative Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (ii) in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (iii) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (x) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (y) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received or (z) if given by any other means, when delivered at the address specified in this Section.
     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     (c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     Section 9.03. No Waivers. No failure or delay by either Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 9.04. Expenses; Indemnification. (a) The Borrower shall pay (i) reasonable out-of-pocket expenses, including the reasonable fees and expenses of special counsel for the Administrative Agent in connection with the preparation of this Agreement and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including reasonable fees and expenses of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.
     (b) The Borrower agrees to indemnify the Administrative Agent and each Lender, their respective affiliates and the respective directors, officers, Administrative Agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and reasonable expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, incurred by such Indemnitee in response to or in defense of any investigative, administrative or judicial proceeding brought or threatened against the Administrative Agent or any Lender relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans; provided that no Indemnitee shall have the right to be indemnified hereunder (i) to the extent such indemnification relates to relationships between or among each of, or any of, the Administrative Agent, the Lenders or any Assignee or Participant or (ii) for such Indemnitee’s own gross negligence or willful misconduct.
     Section 9.05. Pro Rata Treatment. Except as expressly provided in this Agreement with respect to Competitive Bid Loans or otherwise, (a) each borrowing from, and change in the Commitments of, the Lenders shall be made pro rata according to their respective Commitments, and (b) each payment and prepayment on the Loans shall be made to all the Lenders, pro rata in accordance with the unpaid principal amount of the Loans held by each of them.
     Section 9.06. Sharing of Set-offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount then due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount then due with respect to the Loans and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments shall be shared by the Lenders pro rata; provided nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under this Agreement.

     Section 9.07. Amendments and Waivers. (a) Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of any Agent or Issuing Lender are affected thereby, by it). Notwithstanding the foregoing, no such amendment or waiver shall,
     (i) unless signed by all affected Lenders,
          (A) increase any Commitment,
     (B) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder,
     (C) postpone the date fixed for any payment of principal of or interest on any loan or for reimbursement in respect of any Letter of Credit or interest thereon or any fees hereunder or for termination of any Commitment; or,
     (ii) unless signed by all Lenders,
          (A) change the percentage of the Credit Exposures, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement,
          (B) amend or waive the provisions of this Section 2.07.
     (b) The exercise of the Borrower of its right to extend the Termination Date by operation of Section 2.01(d) shall not constitute an amendment subject to this Section 9.07. Furthermore, the exercise by the Borrower of its right to decrease the Commitments pursuant to Section 2.09 shall not be deemed to require the consent of any party to this Agreement. For the avoidance of doubt, the exercise by the Borrower of its option to increase the aggregate amount of the Commitments pursuant to Section 2.17 shall not require the consent of any Person except for the consent of the Administrative Agent, any Additional Lender and each Lender whose Commitment is to be increased.
     Section 9.08. Successors and Assigns; Participations; Novation. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, except in accordance with Section 5.04 and 5.07, the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the consent of all Lenders.

     (b) Any Lender may, without the consent of the Borrower, but upon prior written notification to the Borrower, at any time sell to one or more banks or other financial institutions (each a “Participant”) participating interests in any Loan owing to such Lender, any Note held by such Lender, the Commitment of such Lender hereunder, the Letter of Credit Liabilities of such Lender and any other interest of such Lender hereunder; provided that no prior notification to the Borrower is required in connection with the sale of a participating interest in a Competitive Bid Loan. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Note or Notes, if any, for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (A), (B) or (C) of Section 9.07(a)(i) affecting such Participant without the consent of the Participant; provided further that such Participant shall be bound by any waiver, amendment or other decision that all Lenders shall be required to abide by pursuant to a vote by Required Lenders. Subject to the provisions of Section 9.08(d), the Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (g) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).
     (c) (i) Any Lender may at any time sell to one or more Eligible Institutions (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes. Each Assignee shall assume all such rights and obligations pursuant to an Assignment and Assumption Agreement. In no event shall (A) any Commitment of a transferor Lender (together with the Commitment of any affiliate of such Lender), after giving effect to any sale pursuant to this subsection (c), be less than $5,000,000, (B) any Commitment of an Assignee (together with the Commitment of any affiliate of such Assignee), after giving effect to any sale pursuant to this subsection (c), be less than $5,000,000, except in each case as may result upon the transfer by a Lender of its Commitment in its entirety or (C) any sale pursuant to this subsection (c) result in the transferee Lender (together with its affiliates) holding more than 35% of the aggregate Commitments, except to the extent that the Borrower and the Administrative Agent’s consent to such sale.

     (ii) No interest may be sold by a Lender pursuant to this subsection (c) without the prior written consent of the Administrative Agent, Issuing Lenders and, so long as no Event of Default shall exist at the time, the Borrower, which consents, in each case, shall not be unreasonably withheld, provided however that sales to an affiliate of such Lender, or to another Lender, will not require the consent of the Borrower. For the purposes of this subsection (c)(ii), the withholding of consent by the Borrower shall not be deemed unreasonable if based solely upon the Borrower’s desire to (A) balance relative loan exposures to such Eligible Institution among all credit facilities of the Borrower or (B) avoid payment of any additional amounts payable to such Eligible Institution under Article 8 which would arise from such assignment.
     (iii) Upon (A) execution of an Assignment and Assumption Agreement, (B) delivery by the transferor Lender of an executed copy thereof, together with notice that the payment referred to in clause (C) below shall have been made, to the Borrower and the Administrative Agent, (C) payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee and (D) if the Assignee is organized under the laws of any jurisdiction other than the United States or any state thereof, evidence satisfactory to the Administrative Agent and the Borrower of compliance with the provisions of Section 2.08(f), such Assignee shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a correspondent extent, and no further consent or action by the Borrower, the Lenders or the Administrative Agents shall be required to effectuate such transfer. Each Assignee shall be bound by any waiver, amendment or other decision that all Lenders shall be required to abide by pursuant to a vote by Required Lenders.
     (iv) Upon the consummation of any transfer to an Assignee pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested by the transferor Lender or the Assignee, a new Note or Notes shall be delivered from the Borrower to the transferor Lender and/or such Assignee. In connection with any such assignment, the Assignee or the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.
     (d) No Assignee, Participant or other transferee (including any successor Applicable Lending Office) of any Lender’s rights shall be entitled to receive any greater payment under Section 8.01 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.01 or Section 8.03 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.
     (e) Each Lender may, upon the written consent of the Borrower, which consent shall not be unreasonably withheld, disclose to any Participant or Assignee (each a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower that has been delivered to such Lender by the Borrower pursuant to this Agreement or that has been delivered to such Lender by the Borrower in connection with such Lender’s credit evaluation prior to entering into this Agreement, subject in all cases to agreement by such Transferee or prospective Transferee to comply with the provisions of Section 9.15.
     (f) If pursuant to subsection (c) of this Section 2.08, any interest in this Agreement or any Note is transferred to any Assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such Assignee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agents and the Borrower) that under applicable law and treaties no taxes or only a reduced rate of withholding taxes (excluded from the definition of Taxes under Section 1.01(d) will be required to be withheld by the Administrative Agent, the Borrower or the transferor Lender with respect to any payments to be made to such Assignee in respect of the Loans and (ii) to furnish to each of the transferor Lender, the Administrative Agent and the Borrower two duly completed copies of the forms required by Section 1.01(c)(i).
     (g) Notwithstanding any provision of this Section 2.08 to the contrary, any Lender may assign or pledge any of its rights and interests in the Loans to a Federal Reserve Bank without the consent of the Borrower.
     Section 9.09. Visitation. Subject to restrictions imposed by applicable security clearance regulations, the Borrower will upon reasonable notice permit representatives of any Lender at such Lender’s expense to visit any of its major properties.
     Section 9.10. Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
     Section 9.11. Reference Banks. If any Reference Bank assigns its rights and obligations hereunder to an unaffiliated institution, the Borrower shall, in consultation with the Administrative Agent, appoint another Lender to act as a Reference Bank hereunder. If the Commitment of any Lender which is also a

Reference Bank is terminated pursuant to the terms of this Agreement, the Borrower may, in consultation with the Administrative Agent, appoint a replacement Reference Bank.
     Section 9.12. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the internal laws of the State of New York. Each of the Borrower, the Administrative Agent and the Lenders hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Borrower, the Administrative Agent and the Lenders irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     Section 9.13. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
     Section 9.14. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.15. Confidentiality. Each Lender agrees, with respect to any information delivered or made available by the Borrower to it that is clearly indicated to be confidential information or private data, to use all reasonable efforts to protect such confidential information from unauthorized use or disclosure and to restrict disclosure to only those Persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering this Agreement and the transactions contemplated hereby. Nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender, (ii) to its affiliates, officers, directors, employees, agents, attorneys and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of and having agreed to the restrictions set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (v) which has been publicly disclosed, (vi) to the extent reasonably required in connection with any litigation to which any Agent or Lender, the Borrower or their respective affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder, (viii) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, provided that such person agree to be bound by the terms provided in this paragraph, and (ix) with the prior written consent of the Borrower; provided however, that before any disclosure is permitted under (iii) or (vi) of this Section 9.15, each Lender shall, if not legally prohibited, notify and consult with the Borrower, promptly and in a timely manner, concerning the information it proposes to disclose, to enable the Borrower to take such action as may be appropriate under the circumstances to protect the confidentiality of the information in question, and provided further that any disclosure under the foregoing proviso be limited to only that information discussed with the Borrower. The use of the term “confidential” in this Section 2.15 is not intended to refer to data classified by the government of the United States under laws and regulations relating to the handling of data, but is intended to refer to information and other data regarded by the Borrower as private.
     Section 9.16. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MARTIN MARIETTA MATERIALS, INC.

By:	/s/ Anne H. Lloyd

	Name:	Anne H. Lloyd
	Title:	SVP, CFO and Treasurer

	Address:	2710 Wycliff Road
Raleigh, NC 27607
	Facsimile:	919-510-4700

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:	/s/ Anthony W. White

	Name:	Anthony W. White
	Title:	Vice President

	Address:	Attn: Loan Agency Group
1111 Fannin
Houston, Texas 77002
	Facsimile:	713-750-2452

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A. as Lender
By:	/s/ Anthony W. White
Name: Anthony W. White
Title: Vice President

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WACHOVIA BANK, NATIONAL ASSOCIATION as Co-Syndication Agent and Lender
By:	/s/ Andrew G. Payne
Name: Andrew G. Payne
Title: Director

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A. as Co-Syndication Agent and Lender
By:	/s/ Scott Hitchens
Name: Scott Hitchens
Title: Vice President

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CITIBANK, N.A. as Lender
By:	/s/ Marni McManus
Name: Marni McManus
Title: Director

By:
Name:
Title:

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRANCH BANKING AND TRUST COMPANY as Co-Syndication Agent and Lender
By:	/s/ Jack M. Frost
Name: Jack M. Frost
Title: Senior Vice President

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WELLS FARGO BANK, N.A. as Co-Syndication Agent and Lender
By:	/s/ Fareed Ajani
Name: Fareed Ajani
Title: Vice President

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NORTHERN TRUST COMPANY as Lender
By:	/s/ John C. Canty
Name: John C. Canty
Title: Senior Vice President

COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$61,100,000
Wachovia Bank, N.A.	56,225,000
Bank of America, N.A.	56,225,000
Branch Banking and Trust Company	56,225,000
Wells Fargo Bank, N.A.	56,225,000
Northern Trust Company	10,000,000
Citibank, N.A.	29,000,000

Total	$325,000,000

PRICING SCHEDULE
     Each of “Facility Fee Rate”, “Euro-Dollar Margin” and “Letter of Credit Fee Rate” means, for any day, the rate set forth below (in basis points per annum) in the row opposite such term and in the column corresponding to the Pricing Level that apply for such day:

Pricing Level	Level I	Level II	Level III	Level IV	Level V
Facility Fee Rate	10.0	12.5	15.0	17.5	20.0

Euro-Dollar Margin	115.0	137.5	172.5	207.5	255.0
Utilization Fee			None
Letter of Credit Fee Rate	115.0	137.5	172.5	207.5	255.0
     For purposes of this Schedule, the following terms have the following meanings, subject to the further provisions of this Schedule:
     “Level I Pricing” applies at any date if, at such date, the Borrower’s long-term debt is rated A or higher by S&P or A2 or higher by Moody’s.
     “Level II Pricing” applies at any date if, at such date, (i) the Borrower’s long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s and (ii) Level I Pricing does not exist.
     “Level III Pricing” applies at any date if, at such date, (i) the Borrower’s long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) neither Level I Pricing nor Level II Pricing exists.
     “Level IV Pricing” applies at any date if, at such date, (i) the Borrower’s long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) none of Level I Pricing, Level II Pricing and Level III Pricing exists.
     “Level V Pricing” applies at any date if, at such date, no other Pricing Level applies.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V applies at any date.
     “S&P” means Standard & Poor’s (a division of The McGraw-Hill Companies, Inc.).
     The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. In the case of split ratings from

Moody’s and S&P, the Pricing Level will be determined as if both S&P and Moody’s assigned ratings one notch higher than the lower of the two. The ratings in effect for any day are those in effect at the close of business on such day. The ratings in effect for any day are those in effect at the close of business on such day, and the Euro-Dollar Margin and Facility Fee Rate may change from time to time during any Interest Period as a result of changes in the Pricing Level during such Interest Period.

SCHEDULE 5.11(c)

Investments

American Stone	$2,274,473

Concrete Supply	7,375,250

Granite Canyon Joint Venture	3,683,131

Hunt Martin Materials, LLC*	38,421,733

Industrial Microwave Systems	2,999,925

Mid-South Weaver Joint Venture	355,636

MTD Pipeline LLC	5,746,434

Valley Stone, LLC	275,000

Total	$61,131,582

*	In addition to this equity investment, there are commitments to provide a $7,000,000 revolving credit facility for working capital purposes and a $26,000,000 term loan for capital projects.

SCHEDULE 5.11(d)

Related Businesses

Composite technology

Microwave technology

Laser technology

Ecomin

Microbials

Ready mixed

Asphalt

Laydown

Trucking/transportation/rail cars and related equipment

Loading/unloading services

EXHIBIT A
NOTE
New York, New York
                         , 200_
     For value received, Martin Marietta Materials, Inc., a North Carolina corporation (the “Borrower”), promises to pay to the order of                                          (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., [One Chase Manhattan Plaza,] New York, New York.
     All Loans made by the Lender, the respective types thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
     This note is one of the Notes referred to in the Second Amended and Restated Credit Agreement dated as of October ___, 2008 (as the same may be amended from time to time, the “Credit Agreement”) among Martin Marietta Materials, Inc., the Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Bank of America, N.A., Branch Banking and Trust Company, Wachovia Bank, National Association and Wells Fargo Bank, N.A., as Co-Syndication Agents. Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

MARTIN MARIETTA MATERIALS, INC.
By:
Name:
Title:

A-1

LOANS AND PAYMENTS OF PRINCIPAL

		Type of	Amount of	Principal	Notation
Amount	Date	Loan	Loan	Repaid	Made By

A-2

EXHIBIT B — Competitive Bid Quote Request
Form of Competitive Bid Quote Request
[Date]

To:	JPMorgan Chase Bank, N.A. (the “Administrative Agent”)

From:	Martin Marietta Materials, Inc.

Re:	Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of October ___, 2008 among Martin Marietta Materials, Inc., the Lenders from time to time parties thereto, the Administrative Agent and Bank of America, N.A., Branch Banking and Trust Company, Wachovia Bank, National Association and Wells Fargo Bank, N.A., as Co-Syndication Agents
          We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s):
          Date of Borrowing:

Principal Amount*	Interest Period**
$
          Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]
          Terms used herein have the meanings assigned to them in the Credit Agreement.

MARTIN MARIETTA MATERIALS, INC.
By:
Name:
Title:

*	Amount must be $5,000,000 or a larger multiple of $1,000,000.

**	Not less than one month (LIBOR Auction) or not less than seven days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

B-1

EXHIBIT C— Invitation for Competitive Bid Quotes
Form of Invitation for Competitive Bid Quotes

To:	[Name of Lender]

Re:	Invitation for Competitive Bid Quotes to Martin Marietta Materials, Inc.
     (the “Borrower”)
          Pursuant to Section 2.03 of the Second Amended and Restated Credit Agreement dated as of October ___, 2008 among Martin Marietta Materials, Inc., the Lenders from time to time parties thereto the undersigned, as Administrative Agent and Bank of America, N.A., Branch Banking and Trust Company, Wachovia Bank, National Association and Wells Fargo Bank, N.A., as Co-Syndication Agents, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Borrowing(s):
          Date of Borrowing:

Principal Amount	Interest Period
$
          Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]
          Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Authorized Officer

C-1

EXHIBIT D — Competitive Bid Quote
Form of Competitive Bid Quote

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Re:	Competitive Bid Quote to Martin Marietta Materials, Inc. (the “Borrower”)
          In response to your invitation on behalf of the Borrower dated ___, 200___, we hereby make the following Competitive Bid Quote on the following terms:
1.	Quoting Lender:

2.	Person to contact at Quoting Lender:

3.	Date of Borrowing: *

4.	We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

		Competitive Bid	Absolute
Principal Amount**	Interest Period***	Margin****	Rate*****
$
$

*	As specified in the related Invitation.

**	Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Lender is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.

***	Not less than one month (LIBOR Auction) or not less than seven days (Absolute Rate Auction), as specified in the related Invitation. No more than five bids are permitted for each Interest Period.

****	Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”.

*****	Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

D-1

[Provided, that the aggregate principal amount of Competitive Bid Loans for which the above offers may be accepted shall not exceed $ .]**
     We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Second Amended and Restated Credit Agreement dated as of October ___, 2008 among Martin Marietta Materials, Inc., the Lenders from time to time parties thereto, yourselves, as Administrative Agent and Bank of America, N.A., Branch Banking and Trust Company, Wachovia Bank, National Association and Wells Fargo Bank, N.A., as Co-Syndication Agents irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours,

[NAME OF BANK]

By:	By:

Authorized Officer

D-2

EXHIBIT G — Assignment and Assumption Agreement
ASSIGNMENT AND ASSUMPTION AGREEMENT
     AGREEMENT dated as of                     , 20___ among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), MARTIN MARIETTA MATERIALS, INC. (the “Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”) and [ISSUING LENDER(S)], as Issuing Lender(s).
W I T N E S S E T H
     WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Second Amended and Restated Credit Agreement dated as of October ___, 2008 among the Borrower, the Assignor and the other Lenders party thereto, as Lenders, the Administrative Agent, and Bank of America, N.A., Branch Banking and Trust Company, Wachovia Bank, National Association and Wells Fargo Bank, N.A., as Co-Syndication Agents (the “Credit Agreement”);
     WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans [and participate in Letters of Credit] in an aggregate principal amount at any time outstanding not to exceed $___,000,000;
     WHEREAS, [Committed] Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $                     are outstanding at the date hereof;
     [WHEREAS, Letters of Credit with a total principal amount available for drawing thereunder of $                     are outstanding at the date hereof]; and
     WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $                      (the “Assigned Amount”), together with a corresponding portion of its outstanding [Committed] Loans [and Letter of Credit Liabilities,] and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
     Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

     Section 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the [Committed] Loans made by, [and Letter of Credit Liabilities of,] the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Borrower and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.
     Section 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in immediately available funds the amount heretofore agreed between them.* It is understood that facility [and Letter of Credit] fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
     [Section 4. Consents. This Agreement is conditioned upon the consent of the Borrower, the Issuing Lenders and the Administrative Agent pursuant to Section 2.08 of the Credit Agreement; provided, if an Assignee is (i) any Person which controls, is controlled by, or is under common control with, or is otherwise substantially affiliated with such transferor Lender or (ii) another Lender, no such consent of the Borrower or the Administrative Agent shall be required. The execution of this Agreement by the Borrower, the Issuing Lenders and the Administrative Agent, as applicable, is evidence of this consent.]
     Section 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility

*	Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

with respect to, the solvency, financial condition or statements of the Borrower or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.
     Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     Section 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]
By:
Title:

[ASSIGNEE]
By:
Title:

The undersigned consent to the foregoing assignment:

MARTIN MARIETTA MATERIALS, INC.
By:
Title:

JPMORGAN CHASE BANK, N.A.
By:
Title:

[ISSUING LENDER
By:
Title:]

EXHIBIT H
FORM OF COMPLIANCE CERTIFICATE
JPMorgan Chase Bank, N.A.
    as Administrative Agent
Attention:
     Re:      Compliance Certificate
Ladies and Gentlemen:
     Reference is made to the Second Amended and Restated Credit Agreement dated as of October ___, 2008 among MARTIN MARIETTA MATERIALS, INC., (the “Borrower”), the Lenders from time to time parties thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) and Bank of America, N.A., Branch Banking and Trust Company, Wachovia Bank, National Association and Wells Fargo Bank, N.A., as Co-Syndication Agents (such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”); capitalized terms used herein without definition shall have the meanings assigned those terms in the Agreement.
     This Certificate is furnished to the Administrative Agent for the benefit of the Lenders pursuant to Section 5.01 of the Agreement.
     The undersigned,        , hereby certifies to the Administrative Agent for the benefit of the Lenders as follows:
     1 Authority. I am the duly elected, qualified and acting            of the Borrower.
     2. This certificate is for the period ended                      , 200___ (the “Certification Date”).
     3. Financial Statements. The accompanying consolidated statements of earnings and cash flows of the Borrower and the Consolidated subsidiaries [for the period from the beginning of the fiscal year to the Certification Date] [for the fiscal year ended on the Certification Date] and the related consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as at the end of such [fiscal period] [year], fairly present the consolidated financial condition and results of operations of the Borrower and the Consolidated Subsidiaries as of the

I-1

end of such [period] [year] and for the [period] [year] involved [, subject, however, to year-end audit adjustments].
     4. No Default. To my knowledge, no Default has occurred or is continuing as of the date of this certificate, except as set forth below:

     5. Maximum Leverage Ratio Calculation. The financial data and computations supporting the Borrower’s compliance on and as of the Certification Date with the financial covenant contained in Section 5.09 of the Agreement are set forth below, and such financial data and computations are true, correct, and complete:
     (A) Consolidated Debt
     (B) Consolidated EBITDA
     Actual leverage (A)/(B)
Maximum Allowable Leverage 3.25 to 1.00

(under certain circumstances set forth in Section 5.09 of the Credit Agreement, Maximum Allowable Leverage can be 3.50 to 1.00)
     IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date set forth below.

[MARTIN MARIETTA MATERIALS, INC.
By:
Name:
Title:

     Dated:                     , 200___

I-2

EXHIBIT I
EXTENSION AGREEMENT
JPMorgan Chase Bank, N.A.,
      as Administrative Agent
      under the Credit Agreement
      referred to below
[Address]
Gentlemen:
     The undersigned hereby agrees to extend, effective [Extension Date], the Termination Date under the Second Amended and Restated Credit Agreement dated as of October ___, 2008 (as amended from time to time, the “Credit Agreement”) among Martin Marietta Materials, Inc., a North Carolina corporation (the “Company”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) and Bank of America, N.A., Branch Banking and Trust Company, Wachovia Bank, National Association and Wells Fargo Bank, N.A., as Co-Syndication Agents, for one year to [date to which the Termination Date is extended]. Terms defined in the Credit Agreement are used herein with the same meaning.
     This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York.

[LENDERS]
By:
Name:
Title:

Agreed and accepted:

MARTIN MARIETTA MATERIALS, INC.

By:

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:

Name:
Title:

I-3